GLOBE LIFE INC. REPORTS
Third Quarter 2021 Results

McKinney, TX, October 20, 2021—Globe Life Inc. (NYSE: GL) reported today that for the quarter ended September 30, 2021, net income was $1.84 per diluted common share, compared with $1.76 per diluted common share for the year-ago quarter. Net operating income for the quarter was $1.78 per diluted common share, compared with $1.75 per diluted common share for the year-ago quarter.

HIGHLIGHTS:

●	Net income as an ROE was 8.9% for the nine months ended September 30, 2021. Net operating income as an ROE excluding net unrealized gains on fixed maturities was 12.5% for the same period.

●	Total life premiums increased 8% over the year-ago quarter including 12% at the American Income Life Division and 6% at both the Direct to Consumer Division and the Liberty National Division.

●	Health premiums increased over the year-ago quarter by 8% at the Family Heritage Division.

●	Life net sales increased 33% over the year-ago quarter at the Liberty National Division.

●	Life underwriting margins increased over the year-ago quarter by 11% at the American Income Life Division and 10% at the Liberty National Division. Total health underwriting margins increased by 6% over the year-ago quarter.

●	1.0 million shares of Globe Life Inc. common stock were repurchased during the quarter.

COVID-19 Update: In the third quarter, the Company incurred approximately $33 million of COVID life claims, resulting in total COVID life claims of $82 million for the nine months ended September 30, 2021. The COVID claims incurred in the third quarter were significantly higher than anticipated due primarily to the impact of the Delta variant, which resulted in much higher infection rates and death totals. Per the Centers for Disease Control and Prevention, there were approximately 95,000 U.S. COVID deaths in the third quarter. Compared to prior periods, the COVID deaths were concentrated in geographies and younger age groups where the Company has greater risk exposure. As such, the Company’s level of COVID life claims increased in the quarter to approximately $3.5 million per 10,000 U.S. deaths, up from an average of approximately $2 million per 10,000 U.S. deaths incurred in prior periods. We anticipate this level of losses per U.S. deaths to continue through the fourth quarter and be in the range of $3 million to $4 million per 10,000 U.S. deaths in 2022.

For the full year, we estimate COVID life claims will be between $110 million and $125 million based on an estimated 75,000 to 125,000 U.S. COVID deaths in the fourth quarter. We anticipate that COVID deaths will continue at elevated levels throughout 2022, the estimated impact of which is reflected in our guidance.

Note: As used in the earnings release, "Globe Life," the "Company," "we," "our," and "us" refer to Globe Life Inc., a Delaware corporation incorporated in 1979, its subsidiaries and affiliates.

GL Q3 2021 Earnings Release

GLOBE LIFE INC.
Earnings Release—Q3 2021
(Dollar amounts in thousands, except share and per share data)
(Unaudited)
RESULTS OF OPERATIONS
Net operating income, a non-GAAP(1) financial measure, has been used consistently by Globe Life’s management for many years to evaluate the operating performance of the Company, and is a measure commonly used in the life insurance industry. It differs from net income primarily because it excludes certain non-operating items such as realized investment gains and losses and certain significant and unusual items included in net income. Management believes an analysis of net operating income is important in understanding the profitability and operating trends of the Company’s business. Net income is the most directly comparable GAAP measure.
The following table represents Globe Life's operating summary for the three months ended September 30, 2021 and 2020:

Operating Summary
	Per Share
	Three Months Ended September 30,			Three Months Ended September 30,
	2021	2020	% Chg.	2021	2020	% Chg.
Insurance underwriting income(2)	$1.69	$1.71	(1)	$173,435	$183,100	(5)
Excess investment income(2)	0.58	0.55	5	59,234	59,326	—
Parent company expense	(0.02)	(0.03)		(2,176)	(2,689)
Income tax expense	(0.42)	(0.43)	(2)	(43,258)	(45,945)	(6)
Stock compensation benefit (expense), net of tax	(0.05)	(0.06)		(4,745)	(5,995)
Net operating income	1.78	1.75	2	182,490	187,797	(3)

Reconciling items, net of tax:
Realized gain (loss)—investments	0.15	0.02		15,633	2,465
Realized gain (loss)—redemption of debt	(0.07)	—		(7,358)	(501)
Non-operating expenses	(0.02)	(0.01)		(1,894)	(816)
Net income(3)	$1.84	$1.76		$188,871	$188,945

Weighted average diluted shares outstanding	102,381	107,053
(1)GAAP is defined as accounting principles generally accepted in the United States of America.
(2)Definitions included within this document.
(3)A GAAP-basis consolidated statement of operations is included in the appendix of this report.

Note: Tables in this earnings release may not sum due to rounding.

GL Q3 2021 Earnings Release

GLOBE LIFE INC.
Earnings Release—Q3 2021
(Dollar amounts in thousands, except share and per share data)
(Unaudited)
MANAGEMENT VS. GAAP MEASURES

Shareholders' equity, excluding net unrealized gains on fixed maturities, and book value per share, excluding net unrealized gains on fixed maturities, are non-GAAP measures that are utilized by management to view the business without the effect of unrealized gains or losses which are primarily attributable to fluctuation in interest rates associated with the available-for-sale portfolio. Management views the business in this manner because the Company does not intend to sell, nor is it likely that management will be required to sell, the fixed maturities prior to their maturity. It creates more meaningful trends than can be more easily identified without the fluctuations. Shareholders' equity and book value per share are the most directly comparable GAAP measures.

	Nine Months Ended September 30,
	2021	2020
Net income as an ROE(1)	8.9%	9.4%
Net operating income as an ROE (excluding net unrealized gains on fixed maturities)	12.5%	13.6%

	September 30,
	2021	2020
Shareholders' equity	$8,608,151	$8,224,908
Impact of adjustment to exclude net unrealized gains on fixed maturities	(2,791,925)	(2,672,610)
Shareholders' equity, excluding net unrealized gains on fixed maturities	$5,816,226	$5,552,298

Book value per share	$84.52	$77.60
Impact of adjustment to exclude net unrealized gains on fixed maturities	(27.41)	(25.21)
Book value per share, excluding net unrealized gains on fixed maturities	$57.11	$52.39
(1) Calculated using average shareholders' equity for the measurement period.

INSURANCE OPERATIONS—comparing Q3 2021 with Q3 2020:

Life insurance accounted for 67% of the Company’s insurance underwriting margin for the quarter and 71% of total premium revenue.

Health insurance accounted for 32% of the Company's insurance underwriting margin for the quarter and 29% of total premium revenue.

Net sales of life insurance were flat for the quarter and net health sales declined 4%.

The following table summarizes Globe Life's premium revenue by product type for the three months ended September 30, 2021 and 2020:

Insurance Premium Revenue
	Quarter Ended
	September 30, 2021	September 30, 2020	% Chg.
Life insurance	$728,924	$674,021	8
Health insurance	299,143	287,795	4
Annuity	—	1
Total	$1,028,067	$961,817	7

GL Q3 2021 Earnings Release

GLOBE LIFE INC.
Earnings Release—Q3 2021
(Dollar amounts in thousands, except share and per share data)
(Unaudited)
INSURANCE UNDERWRITING INCOME
Insurance underwriting margin is management’s measure of profitability of the Company's life, health, and annuity segments’ underwriting performance, and consists of premiums less policy obligations, commissions and other acquisition expenses. Insurance underwriting income is the sum of the insurance underwriting margins of the life, health, and annuity segments, plus other income, less insurance administrative expenses. It excludes the investment segment, Parent Company expense, stock compensation expense and income taxes. Management believes this information helps provide a better understanding of the business and a more meaningful analysis of underwriting results by distribution channel. Insurance underwriting income, a non-GAAP measure, is a component of net operating income, which is reconciled to net income in the Results of Operations section above.
The following table summarizes Globe Life's insurance underwriting income by segment for the three months ended September 30, 2021 and 2020:

Insurance Underwriting Income
	Quarter Ended
	September 30, 2021	% of Premium	September 30, 2020	% of Premium	% Chg.
Insurance underwriting margins:
Life	$161,994	22	$170,703	25	(5)
Health	76,978	26	72,860	25	6
Annuity	2,178		2,253
	241,150		245,816		(2)
Other income	321		292
Administrative expenses	(68,036)		(63,008)		8
Insurance underwriting income	$173,435		$183,100		(5)
Per share	$1.69		$1.71		(1)

Administrative expenses were $68 million, up 8.0% from the year-ago quarter. The ratio of administrative expenses to premium was 6.6%, same as the year-ago quarter.

GL Q3 2021 Earnings Release

GLOBE LIFE INC.
Earnings Release—Q3 2021
(Dollar amounts in thousands, except share and per share data)
(Unaudited)
LIFE INSURANCE RESULTS BY DISTRIBUTION CHANNEL

Our distribution channels consist of the following exclusive agencies: American Income Life Division (American Income), Liberty National Division (Liberty National) and Family Heritage Division (Family Heritage); an independent agency, United American Division (United American); and our Direct to Consumer Division.

Total premium, underwriting margins, first-year collected premium and net sales by all distribution channels are shown at https://investors.globelifeinsurance.com at "Financial Reports and Other Financial Information."

Life Underwriting Margin
	Quarter Ended
	September 30,
	2021		2020
	Amount	% of Premium	Amount	% of Premium	% Chg.
American Income	$111,139	31	$100,213	31	11
Direct to Consumer	12,083	5	34,125	15	(65)
Liberty National	16,173	21	14,699	20	10
Other	22,599	42	21,666	40	4
Total	$161,994	22	$170,703	25	(5)

Life Premium
	Quarter Ended
	September 30,
	2021	2020	% Chg.
American Income	$356,456	$318,917	12
Direct to Consumer	240,578	227,734	6
Liberty National	78,528	73,815	6
Other	53,362	53,555	—
Total	$728,924	$674,021	8

Life Net Sales(1)
	Quarter Ended
	September 30,
	2021	2020	% Chg.
American Income	$73,649	$67,808	9
Direct to Consumer	33,069	44,253	(25)
Liberty National	18,209	13,669	33
Other	2,726	2,369	15
Total	$127,653	$128,099	—
(1)Net sales, a statistical performance measure, is calculated as annualized premium issued, net of cancellations in the first thirty days after issue, except in the case of Direct to Consumer, where net sales is annualized premium issued at the time the first full premium is paid after any introductory offer period has expired. Management considers net sales to be a better indicator of the rate of premium growth than annualized premium issued.

GL Q3 2021 Earnings Release

GLOBE LIFE INC.
Earnings Release—Q3 2021
(Dollar amounts in thousands, except share and per share data)
(Unaudited)
HEALTH INSURANCE RESULTS BY DISTRIBUTION CHANNEL

Health Underwriting Margin
	Quarter Ended
	September 30,
	2021		2020
	Amount	% of Premium	Amount	% of Premium	% Chg.
United American	$17,524	15	$17,988	16	(3)
Family Heritage	24,407	28	22,466	28	9
Liberty National	15,035	32	14,610	31	3
American Income	17,249	59	14,893	55	16
Direct to Consumer	2,763	15	2,903	15	(5)
Total	$76,978	26	$72,860	25	6

Health Premium
	Quarter Ended
	September 30,
	2021	2020	% Chg.
United American	$118,240	$114,325	3
Family Heritage	86,925	80,225	8
Liberty National	46,716	47,199	(1)
American Income	29,070	27,029	8
Direct to Consumer	18,192	19,017	(4)
Total	$299,143	$287,795	4

Health Net Sales(1)
	Quarter Ended
	September 30,
	2021	2020	% Chg.
United American	$11,849	$12,870	(8)
Family Heritage	19,367	19,469	(1)
Liberty National	6,890	5,788	19
American Income	4,500	6,140	(27)
Direct to Consumer	481	496	(3)
Total	$43,087	$44,763	(4)
(1)Net sales, a statistical performance measure, is calculated as annualized premium issued, net of cancellations in the first thirty days after issue, except in the case of Direct to Consumer, where net sales is annualized premium issued at the time the first full premium is paid after any introductory offer period has expired. Management considers net sales to be a better indicator of the rate of premium growth than annualized premium issued.

GL Q3 2021 Earnings Release

GLOBE LIFE INC.
Earnings Release—Q3 2021
(Dollar amounts in thousands, except share and per share data)
(Unaudited)
PRODUCING EXCLUSIVE AGENT COUNT RESULTS BY DISTRIBUTION CHANNEL

	Quarterly Average Producing Agent Count(1)				End of Quarter Agent Count
	Quarter Ended			Quarter Ended
	September 30,			June 30,	September 30,			June 30,
	2021	2020	% Chg.	2021	2021	2020	% Chg.	2021
American Income	9,959	9,288	7	10,478	9,800	9,583	2	10,406
Liberty National	2,706	2,551	6	2,700	2,700	2,574	5	2,700
Family Heritage	1,152	1,371	(16)	1,220	1,192	1,469	(19)	1,171

(1) The quarterly average producing agent count is based on the actual count at the end of each week during the period.

INVESTMENTS

Management uses excess investment income as the measure to evaluate the performance of the investment segment. It is defined as net investment income less both the required interest attributable to net policy liabilities and the interest on debt. We also view excess investment income per diluted common share as an important and useful measure to evaluate performance of the investment segment, since it takes into consideration our stock repurchase program.

The following table summarizes Globe Life's investment income, excess investment income, and excess investment income per diluted common share.

Excess Investment Income
	Quarter Ended
	September 30,
	2021	2020	% Chg.
Net investment income	$238,975	$231,432	3
Required interest:
Interest on net policy liabilities(1)	(158,855)	(150,432)	6
Interest on debt	(20,886)	(21,674)	(4)
Total required interest	(179,741)	(172,106)	4
Excess investment income	$59,234	$59,326	—
Per share	$0.58	$0.55	5
(1)Interest on net policy liabilities is a component of total policyholder benefits, a GAAP measure.

Net investment income increased 3.3%, while average invested assets increased 4.8%. Required interest on net policy liabilities increased 5.6%, while average net policy liabilities increased 4.6%. The weighted average discount rate for the net policy liabilities was 5.8% and was in line with the year-ago quarter.

GL Q3 2021 Earnings Release

GLOBE LIFE INC.
Earnings Release—Q3 2021
(Dollar amounts in thousands, except share and per share data)
(Unaudited)
The composition of the investment portfolio at book value at September 30, 2021 is as follows:

Investment Portfolio
	As of
	September 30, 2021
	Amount	% of Total
Fixed maturities at fair value(1)	$21,160,866	94
Policy loans	585,791	3
Other long-term investments(2)	733,177	3
Short-term investments	93,364	—
Total	$22,573,198
(1) As of September 30, 2021, fixed maturities at amortized cost were $17.6 billion, net of $0 of allowance for credit losses.
(2) Includes $586 million of investments accounted for under the fair value option which have a cost of $562 million as of September 30, 2021.

Fixed maturities at amortized cost, net of allowance for credit losses, by asset class as of September 30, 2021 are as follows:

Fixed Maturity Portfolio by Sector
	As of
	September 30, 2021
	Investment Grade	Below Investment Grade	Total Amortized Cost, net
Corporate bonds	$14,237,559	$732,745	$14,970,304
Municipals	2,068,436	—	2,068,436
Government, agencies and GSEs	441,496	—	441,496
Collateralized debt obligations	—	36,088	36,088
Other asset-backed securities	92,086	13,618	105,704
Total	$16,839,577	$782,451	$17,622,028

Below are fixed maturities available for sale by amortized cost, allowance for credit losses, and fair value at September 30, 2021 and the corresponding amounts of net unrealized gains recognized in accumulated other comprehensive income (loss).

As of	Amortized Cost	Allowance for Credit Losses	Net Unrealized Gains	Fair Value
September 30, 2021	$17,622,028	$—	$3,538,838	$21,160,866

At amortized cost, net of allowance for credit losses, 96% of fixed maturities (96% at fair value) were rated “investment grade.” The fixed maturity portfolio earned an annual taxable equivalent effective yield of 5.21% during the third quarter of 2021, compared with 5.31% in the year-ago quarter.

Globe Life is not a party to any credit default swaps and does not participate in securities lending.

GL Q3 2021 Earnings Release

GLOBE LIFE INC.
Earnings Release—Q3 2021
(Dollar amounts in thousands, except share and per share data)
(Unaudited)
Comparable information for acquisitions of fixed maturity investments is as follows:

Fixed Maturity Acquisitions
	Quarter Ended
	September 30,
	2021	2020
Amount	$325,255	$342,583
Average annual effective yield	3.2%	3.2%
Average rating	A+	A+
Average life (in years) to:
Next call	19.3	17.8
Maturity	29.2	29.2

SHARE REPURCHASE:

During the quarter, the Company repurchased 1.0 million shares of Globe Life Inc. common stock at a total cost of $97 million and an average share price of $94.13.

LIQUIDITY/CAPITAL:

Globe Life's operations consist primarily of writing basic protection life and supplemental health insurance policies which generate strong and stable cash flows. These cash flows are not impacted by volatile equity markets. Liquidity at the Parent Company is sufficient to meet additional capital needs of the insurance companies.

EARNINGS GUIDANCE FOR THE YEAR ENDING DECEMBER 31, 2021 and 2022:

Globe Life projects that net operating income per share will be in the range of $6.85 to $7.05 for the year ending December 31, 2021 and from $7.95 to $8.75 for the year ending December 31, 2022. The reduction from our previous guidance for the projected net operating income per share for 2021 is primarily due to higher COVID losses than previously anticipated.

NON-GAAP MEASURES:

In this news release, Globe Life includes non-GAAP measures to enhance investors' understanding of management's view of the business. The non-GAAP measures are not a substitute for GAAP, but rather a supplement to increase transparency by providing broader perspective. Globe Life's definitions of non-GAAP measures may differ from other companies' definitions. More detailed financial information, including various GAAP and non-GAAP measurements, is located at https://investors.globelifeinsurance.com on the Investors page under “Financial Reports and Other Financial Information."

GL Q3 2021 Earnings Release

CAUTION REGARDING FORWARD-LOOKING STATEMENTS:

This press release may contain forward-looking statements within the meaning of the federal securities laws, including statements related to the expected impact of the COVID-19 outbreak on our business operations, financial results and financial condition. These prospective statements reflect management’s current expectations, but are not guarantees of future performance. Whether or not actual results differ materially from forward-looking statements may depend on numerous foreseeable and unforeseeable events or developments, which may be national in scope, related to the insurance industry generally, or applicable to the Company specifically. Such events or developments could include, but are not necessarily limited to:

1) Economic and other conditions, including the COVID-19 pandemic and its impact on the U.S. economy, leading to unexpected changes in lapse rates and/or sales of our policies, as well as levels of mortality, morbidity, and utilization of health care services that differ from Globe Life's assumptions;

2) Regulatory developments, including changes in accounting standards or governmental regulations (particularly those impacting taxes and changes to the Federal Medicare program that would affect Medicare Supplement);

3) Market trends in the senior-aged health care industry that provide alternatives to traditional Medicare (such as Health Maintenance Organizations and other managed care or private plans) and that could affect the sales of traditional Medicare Supplement insurance;

4) Interest rate changes that affect product sales and/or investment portfolio yield;

5) General economic, industry sector or individual debt issuers’ financial conditions (including developments and volatility arising from the COVID-19 pandemic, particularly in certain industries that may comprise part of our investment portfolio) that may affect the current market value of securities we own, or that may impair an issuer’s ability to make principal and/or interest payments due on those securities;

6) Changes in pricing competition;

7) Litigation results;

8) Levels of administrative and operational efficiencies that differ from our assumptions (including any reduction in efficiencies resulting from increased costs arising from operating during the COVID-19 pandemic);

9) The ability to obtain timely and appropriate premium rate increases for health insurance policies from our regulators;

10) The customer response to new products and marketing initiatives;

11) Reported amounts in the consolidated financial statements which are based on management estimates and judgments which may differ from the actual amounts ultimately realized;

12) Compromise by a malicious actor or other event that causes a loss of secure data from, or inaccessibility to, our computer and other information technology systems;

13) The severity, magnitude and impact of the COVID-19 pandemic, including effects of the pandemic and the effects of the U.S. government’s and other businesses’ response to the pandemic, on our operations and personnel, and on commercial activity and demand for our products; and

14) Globe Life’s ability to access the commercial paper and debt markets, particularly if such markets become unpredictable or unstable for a certain period as a result of the COVID-19 pandemic.

Readers are also directed to consider other risks and uncertainties described in other documents on file with the Securities and Exchange Commission. Globe Life specifically disclaims any obligation to update or revise any forward-looking statement because of new information, future developments or otherwise.

GL Q3 2021 Earnings Release

EARNINGS RELEASE CONFERENCE CALL WEBCAST:

Globe Life will provide a live audio webcast of its third quarter 2021 earnings release conference call with financial analysts at 11:00 am (Eastern) tomorrow, October 21, 2021. Access to the live webcast and replay will be available at https://investors.globelifeinsurance.com on the Calls and Meetings page, at the Conference Calls on the Web icon. Immediately following this press release, supplemental financial reports will be available before the conference call on the Investors page menu of the Globe Life website at “Financial Reports.”

For additional information contact:
Mike Majors, Executive Vice President—Administration and Investor Relations
Globe Life Inc.
3700 South Stonebridge Drive
P. O. Box 8080
McKinney, Texas 75070-8080
Phone: 972-569-3627 or email: investors@globe.life
Website: https://investors.globelifeinsurance.com

GL Q3 2021 Earnings Release

GLOBE LIFE INC.
Earnings Release—Q3 2021
(Dollar amounts in thousands, except share and per share data)
(Unaudited)
APPENDIX

GLOBE LIFE INC.
GAAP CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenue:
Life premium	$728,924	$674,021	$2,165,213	$1,994,473
Health premium	299,143	287,795	888,902	850,877
Other premium	—	1	1	4
Total premium	1,028,067	961,817	3,054,116	2,845,354
Net investment income	238,975	231,432	713,103	691,991
Realized gains (losses)	10,475	1,501	47,286	(29,386)
Other income	321	292	1,004	1,021
Total revenue	1,277,838	1,195,042	3,815,509	3,508,980

Benefits and expenses:
Life policyholder benefits	516,196	459,231	1,532,298	1,340,746
Health policyholder benefits	187,906	184,237	564,589	546,444
Other policyholder benefits	7,303	7,508	21,848	22,571
Total policyholder benefits	711,405	650,976	2,118,735	1,909,761
Amortization of deferred acquisition costs	151,593	140,843	452,607	430,840
Commissions, premium taxes, and non-deferred acquisition costs	82,774	74,614	244,752	229,691
Other operating expense	80,385	75,397	240,750	226,693
Interest expense	20,886	21,674	63,833	65,295
Total benefits and expenses	1,047,043	963,504	3,120,677	2,862,280

Income before income taxes	230,795	231,538	694,832	646,700
Income tax benefit (expense)	(41,924)	(42,593)	(127,826)	(119,167)
Net income	$188,871	$188,945	$567,006	$527,533

Total basic net income per common share	$1.86	$1.78	$5.53	$4.95

Total diluted net income per common share	$1.84	$1.76	$5.46	$4.90

GL Q3 2021 Earnings Release